As filed with the Securities and Exchange Commission on April 24, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T. ROWE PRICE GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

T. ROWE PRICE GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
James A.C. Kennedy	R.W. Smith, Jr., Esquire
Chief Executive Officer and President	DLA Piper LLP (US)
T. Rowe Price Group, Inc.	6225 Smith Avenue
100 East Pratt Street	Baltimore, Maryland 21209-3600
Baltimore, Maryland 21202	(410) 580-3000
(410) 345-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.20 par value Shares not previously registered	8,393,522	$62.02	$520,524,267	$59,652
Shares registered under prior plans	7,977,981	-(3)	-(3)	-(3)
TOTAL	16,371,503(1)	$62.02	$520,524,267	$59,652

(1)	An aggregate of 16,371,503 shares of Common Stock may be offered or issued pursuant to the Registrant’s 2012 Long-Term Incentive Plan (the “2012 Plan”). Of the 16,371,503 shares to be registered under this Registration Statement for the 2012 Plan, (i) 392 shares were previously registered for offer or sale under the Registrant’s 1993 Stock Incentive Plan (the “1993 Plan”), (ii) 204,740 shares were previously registered for offer or sale under the Registrant’s 1996 Stock Incentive Plan (the “1996 Plan”), (iii) 1,464,510 shares were previously registered for offer or sale under the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”), (iv) 6,308,339 shares were previously registered for offer or sale under the Registrant’s 2004 Stock Incentive Plan (the “2004 Plan”) (the shares specified in clauses (i), (ii), (iii), and (iv) are split adjusted through the date of this filing and are hereafter collectively referred to in this Registration Statement as the “Carried Forward Shares”), and (v) the balance are newly registered shares. The Carried Forward Shares are shares which were not subject to outstanding awards under the 2004 Plan as of the date that plan terminated on April 17, 2012, and shares with respect to which awards were forfeited, expired, canceled or settled in cash without delivery of shares of Common Stock, shares tendered to satisfy the exercise price or withheld to satisfy the tax withholding obligations in connection with awards, and shares that were forfeited back to the Registrant after delivery because of the failure to meet an award contingency or condition, under the 1993, 1996, 2001 and 2004 Plans (collectively, the “Prior Plans”) on or after May 1, 2010. The newly registered shares include 5,000,000 newly authorized shares under the 2012 Plan and 3,393,522 shares that have been reacquired since April 30, 2010 by the Registrant on the open market or otherwise using cash proceeds received by the Registrant from the exercise of stock options granted under any of the Prior Plans.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of T. Rowe Price Group, Inc. Common Stock reported on the Nasdaq National Market on April 20, 2012 (i.e., $62.02).
(3)	The Carried Forward Shares with respect to the 1993 Plan were registered pursuant to the registration statement on Form S-8 filed on December 3, 1993 (file no. 33-72568). The Carried Forward Shares with respect to the 1996 Plan were registered pursuant to the registration statement on Form S-8 filed on January 24, 1997 (file no. 333-20333). The Carried Forward Shares with respect to the 2001 Plan were registered pursuant to the registration statements on Form S-8 filed on April 27, 2001 (file no. 333-59714) and on December 1, 2004 (file no. 333-120883). The Carried Forward Shares with respect to the 2004 Plan were registered pursuant to the registration statement on Form S-8 filed on June 4, 2010 (file no. 333-167317). Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fees previously paid for the Carried Forward Shares. The Registrant is concurrently filing a Post-Effective Amendment No. 5 to the Registration Statement on Form S-8 for the 1993 Plan (file no. 33-72568), Post-Effective Amendment No. 5 to the Registration Statement on Form S-8 for the 1996 Plan (333-20333), Post-Effective Amendments No. 2 to the Registration Statements on Form S-8 for the 2001 Plan (file nos. 333-59714 and 333-120883), and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 for the 2004 Plan (file no. 333-167317) to reflect the carry forward of shares registered thereunder to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of
Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors and officers of the Registrant are indemnified under Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, and under Article EIGHTH, Section 6 of the Registrant’s Charter as follows:

(6) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

As permitted by Maryland law, Article EIGHTH, Section 7 of the Registrant’s Charter limits the monetary liability of its directors and officers to the Registrant and its stockholders to the maximum extent permitted by Maryland law in effect from time to time. Article EIGHTH, Section 7 of the Registrant’s Charter provides as follows:

(7) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION

3.1	Charter of T. Rowe Price Group, Inc., as Amended by Articles of Amendment dated April 10, 2008. (Incorporated by reference from Form 10-Q Report for the quarterly period ended March 31, 2008 filed on April 24, 2008; File No. 033-07012-99.)

3.2	Amended and Restated By-Laws of T. Rowe Price Group, Inc. as of February 12, 2009. (Incorporated by reference from Form 8-K Current Report filed on February 17, 2009; File No. 033-07012-99.)

5.1	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered. (Includes Consent of Counsel filed herewith.)

23.1	Consent of Counsel. (Contained in Exhibit 5.1 to this Registration Statement.)

23.2	Consent of Independent Registered Public Accounting Firm. (Filed herewith.)

24.1	Power of Attorney. (Filed herewith.)

99.1	2012 Long-Term Incentive Plan. (Filed herewith.)

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 24th day of April, 2012.

T. ROWE PRICE GROUP, INC.

By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chief Executive Officer and President (Principal Executive Officer)
James A.C. Kennedy

*	Vice President and Chief Financial Officer (Principal Financial Officer)
Kenneth V. Moreland

*	Vice President (Principal Accounting Officer)
Jessica M. Hiebler

By: /s/ Kenneth V. Moreland	As Attorney-in-Fact	April 24, 2012
Kenneth V. Moreland
A majority of the Board of Directors:

Edward C. Bernard, James T. Brady, J. Alfred Broaddus, Jr., Donald B. Hebb, Jr., James A.C. Kennedy, Robert F. MacLellan, Brian C. Rogers, Dr. Alfred Sommer, Dwight S. Taylor and Anne Marie Whittemore

By: /s/ Kenneth V. Moreland	As Attorney-in-Fact	April 24, 2012
Kenneth V. Moreland

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Charter of T. Rowe Price Group, Inc., as Amended by Articles of Amendment dated April 10, 2008. (Incorporated by reference from Form 10-Q Report for the quarterly period ended March 31, 2008 filed on April 24, 2008; File No. 033-07012-99.)

3.2	Amended and Restated By-Laws of T. Rowe Price Group, Inc. as of February 12, 2009. (Incorporated by reference from Form 8-K Current Report filed on February 17, 2009; File No. 033-07012-99.)

5.1	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered. (Includes Consent of Counsel filed herewith.)

23.1	Consent of Counsel. (Contained in Exhibit 5.1 to this Registration Statement.)

23.2	Consent of Independent Registered Public Accounting Firm. (Filed herewith.)

24.1	Power of Attorney. (Filed herewith.)

99.1	2012 Long-Term Incentive Plan. (Filed herewith.)